Exhibit 99.1

Investor Relations Report

AVAILABLE ON THE WEB AT www.equityresearch.com

First Community Corporation (FCCO – NASDAQ SMALLCAP)

John A. Howard, CFA
January 24, 2005

Price:	$20.25	EPS 2004A: $ 1.09	P/E 2004A:	18.6 x

52 Wk Range:	$18.30-$24.50	(FY: DEC) 2005E: $ 1.18	2005E:	17.2 x

Div/Div Yld:	$0.20 / 0.99%	2006E: $ 1.32	2006E:	15.3 x

Shrs/Mkt Cap (mm):	2.8 / $56	Book Value:* $18.09	Price/Book Value:	1.12 x

*Tangible book value was $8.19 per share.

Background
First Community Corporation (“the Company”) is the holding company for First Community Bank (“the Bank”), a Lexington, South Carolina-based commercial bank that began operations on August 17, 1995. The Company recently merged with DutchFork Bancshares, Inc. of Newberry, SC, the parent Company of Newberry Federal Savings Bank. As of December 31, 2004, First Community Corporation had $456 million in assets. Including the Newberry Federal Savings Bank branches, the Company has ten full-service offices located in Lexington, Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Prosperity, and Newberry (two). First Community offers a wide-range of traditional banking products and services for professionals and small- to medium-sized businesses, including consumer and commercial, mortgage, brokerage and investment and insurance services. The Company also offers online banking to its customers. The Company’s stock trades on the NASDAQ SmallCap market under the symbol FCCO.

Fourth Quarter Results Include Combined Operations; EPS Was Better Than Expected
Fourth quarter of 2004 results, which included the operations of DutchFork Bancshares beginning with the date of the merger (October 1, 2004), were better than we had projected. The Company reported earnings of $839,000, or $0.28 per diluted share, up from $439,000, or $0.26 per share, in the year-ago period. Factoring in the fact that 60% of the merger consideration had been stock, we had anticipated a modest amount of dilution to earnings per share. Instead, the acquisition was accretive to EPS, which was actually $0.04 better than we had expected.

All major categories of the income statement (and balance sheet for that matter) increased dramatically, with 2004‘s fourth quarter including the combined operation while 2003‘s figures did not, in accordance with purchase accounting. As a result, much of the comparative data does not provide a very meaningful measure of actual growth. However, management has taken steps to develop a “merger report card” that allows it to better measure the incremental effects of the merger on key performance measures, such as earnings accretion, impact on number of deposit accounts, margins and cost savings. So far, management indicates its expectations have been substantially met or exceeded. We believe this management tool will not only add value to the integration with DutchFork but will also be instructive as First Community considers future acquisitions.

In terms of some of the specific figures for the quarter, net interest income was $3,399,000 for the fourth quarter of 2004, up 74% from $1,949,000 for the year-ago quarter. The effect of adding DutchFork to First Community obviously added greatly to average earning assets, which more than offset the negative effect of DutchFork’s lower margin. Specifically, the net interest margin (taxable equivalent basis) in the fourth quarter of 2004 was 3.51%, down from 4.02% in the year-ago period. The Bank has restructured part of its investment portfolio, which will have the effect of lowering the net interest margin, but will more favorably position the Bank in a rising rate environment. Noninterest income, excluding gains and losses on the sale of securities, grew 50% to $540,000 for the

Symbol: FCCO

Total Assets: $456 MM

HQ: Lexington, SC

Contact:
Joseph G. Sawyer
Chief Financial Officer
(803) 951-2265

Fourth Quarter Results:

EPS: $0.28 vs. $0.26

EPS was $0.04 better than expected

Management has established a "merger report card" that should be useful in measuring the success of the merger

Margins were lower but average earning assets increased 107%

Earnings also benefited from a lower effective income tax rate fourth quarter of 2004, compared to $361,000 for the year-ago quarter, while noninterest expense increased 73% to $2,770,000 from $1,602,000 for the same respective periods. Earnings in the fourth quarter of 2004 also benefited from a lower than usual effective income tax rate (24%) versus the year-ago rate of 35%.

For the full year, First Community earned $2,185,000, or $1.09 per diluted share, up 22% from $1,797,000, or $1.08 per diluted share, for the year-ago period. Balance sheet growth was also strong, both from the merger as well as from organic growth at First Community. Year-over-year loan growth (December 31, 2003 to December 31, 2004) excluding DutchFork was 15%, while the comparable figure for deposits was 17%. Total assets of the Company (combined) totaled $456 million at December 31, 2004, while net loans were $187 million and deposits were $337 million. Shareholders’ equity was $50 million at December 31, 2004, or 11.1% of assets.

Relative Valuation of First Community’s Shares is Most Compelling
In our opinion, one of two things is true. Either First Community’s peer group is overvalued, or First Community is undervalued, so much so that we believe FCCO shares may be the most compelling value of the banks we currently follow. As can be seen from the table below, FCCO shares are currently trading at a significant discount relative to its Southeast peers (all of which are high-growth institutions that were started within the past eight years) on both price to earnings and price to book multiples. While we would concede that the peer multiple seems quite high, the market often prices into those stocks the expectation for more rapid earnings growth. We believe that expectation for rapid earnings growth is warranted for First Community as well, yet the multiple disparity is far greater than it should be in our view. The same holds true, perhaps even more so, when one considers the multiple of book value.

SELECTED VALUATION AND PROFITABILITY RATIOS VS. PEERS

	P/E LTM	Price/BV	Price/Tang BV	ROAA LTM	ROAE LTM
FCCO	18.5 x	1.12 x	2.47 x	0.76	7.95
SE Peer Median	30.3 x	2.11 x	2.38 x	0.75	8.13

Newly Merged Company Has Excellent Asset Quality that is Better than Peers
First Community Corporation had asset quality at the end of 2004 that overall was better than the majority of its peers. As of December 31, 2004, the Company had NPAs (including other real estate owned and accruing loans that were more than 90 days past due) of $225,000, or 0.05% of assets, compared to $105,000, or 0.05% of total assets, at December 31, 2003. The allowance for loan losses at December 31, 2004 was $2,764,000, or 12.3 times NPAs, at December 31, 2004, versus $1,705,000 at the year-ago date. As a percentage of loans held for investment, the allowance was 1.46% at December 31, 2004. As can be seen from the table to the left, the Company’s asset quality and reserve coverage ratios compare quite favorably to its peer group median.

Asset Quality vs. SC Peers

		Peer
	First	Group
	Community	Median
NPAs+90/Assets	0.05	0.18
Reserves/NPAs+90	12.3	2.4

2005 Projections Increased, 2006 Projections Introduced
We are increasing our 2005 earnings projections to $3.5 million, or $1.18 per diluted share (up from our earlier estimate of $1.14 per diluted share). For 2006, we estimate the Company will earn $4.0 million, or $1.32 per diluted share. For stock quotes or to download an online version of this report, please visit Equity Research Services’ web site at www.equityresearch.com. Additional information can be obtained from the Company’s web site at www.firstcommunitysc.com.

ADDITIONAL INFORMATION UPON REQUEST

Copyright © 2005 Equity Research Services, Inc. All rights reserved. This material is for your information only and is not a solicitation, or an offer, to buy or sell securities mentioned. Equity Research Services, Inc. (“ERS”) is a firm involved in financial advisory, equity research, valuation and investor relations services. All reports generated by ERS for the purpose of investor relations are designated “Investor Relations Report,” and ERS receives a fee (from the company whose securities are described) for producing such reports. ERS may also act in a financial advisory role to the company. The information contained herein has been obtained from sources we believe reliable but in no way is guaranteed by us. Furthermore, this report contains forward-looking statements and projections that are based on certain assumptions and expectations. Accordingly, actual results may differ considerably from those reflected in this report due to such factors as those that are listed in the Company’s SEC filings. Any non-factual information in the report is our opinion and is subject to change without notice.

12 Months Highlights:

EPS: $1.09 vs. $1.08

Balance sheet growth was strong as well

FCCO Shares are trading at a significant discount to the peer group on both a price to earnings LTM and price to book value basis

Its measures of profitability were in line with or below the peer group median, but we expect profitability measures to improve as the operations of DutchFork are integrated

All of First Community’s asset quality ratios were better than the SE peer group median

NPAs/Assets: 0.05%

Reserves/NPAs: 12.3 x

Reserves/Loans HFI: 1.46%

EPS:
2004A: $1.09
2005E: $1.18
2006E: $1.32